Exhibit 99.1
NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow PR09-174
Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com
Hastings Entertainment, Inc. Reports Results for the Third Quarter of Fiscal 2009
•	Comparable store rental revenues for the quarter improved from negative 13.3% in the prior year to negative 1.6% for the current quarter.

•	Comparable store merchandise revenues for the quarter improved from negative 5.1% in the prior year to negative 1.6% for the current quarter.

•	Net cash provided by operations for the first nine months was $13.7 million compared to $7.7 million in the same period for the prior year.

•	Reduced long-term debt by $2.2 million over the first nine months compared to an increase of $18.3 million in the same period for the prior year, a $20.5 million improvement.

•	Merchandise inventories were $179.6 million at October 31, 2009 compared to $188.5 million as of the same date in the prior year.
AMARILLO, Texas, November 16, 2009—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three and nine months ended October 31, 2009. Net loss was approximately $3.4 million, or $0.36 per diluted share, for the third quarter of fiscal 2009 compared to net loss of approximately $3.7 million, or $0.36 per diluted share, for the third quarter of fiscal 2008. Net loss was approximately $2.1 million, or $0.22 per diluted share, for the nine months ended October 31, 2009, compared to net loss of approximately $7,000, or $0.00 per diluted share, for the same period in the prior year.
“The recession continued to negatively impact consumer spending; however, our total comparable revenues increased in September and merchandise and rental comparable revenues increased 2.0% and 4.1%, respectively, for the month of October,” said John Marmaduke, Chief Executive Officer and Chairman. “Our core customer base remains stable; however, customer purchase behavior has shifted toward value priced merchandise which is evidenced by the fact that the sale of total units increased 6.9% for the quarter compared to the same period for the prior year. Our movie rental business was negatively impacted by the de-valuing of the price of a rental movie primarily as a result of the growth of rental kiosks that rent movies for a dollar per day. In response, we have implemented a promotion where thousands of movie titles in our stores now rent for $0.99 per week. This has lowered our rental revenue in the short-term; however, we are seeing a significant increase in units rented along with growth in new customer membership sign-ups. Units rented increased 10.0% in the third quarter over the comparable quarter in the prior year. We continue to focus on our balance sheet and reducing our costs. Our inventory was approximately $8.8 million less than a year ago and long-term debt was approximately $16.6 million less than a year ago. Additionally, cash flows from operations increased approximately $5.9 million over the prior year comparable period and capital expenditures were $11.9 million less than the prior year comparable period.”
“We remain cautiously optimistic about the fourth quarter due to our value merchandising initiatives, improved store execution, and the closure of over 20 entertainment competitors in our markets.”

Financial Results for the Third Quarter of Fiscal Year 2009
Revenues. Total revenues for the third quarter decreased approximately $1.9 million, or 1.7%, to $112.3 million compared to $114.3 million for the third quarter of fiscal 2008. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended October 31,
	2009		2008
		Percent		Percent	Decrease
	Revenues	of Total	Revenues	of Total	Dollar	Percent
Merchandise revenue	$94,434	84.1%	$95,991	84.0%	$(1,557)	-1.6%
Rental revenue	17,903	15.9%	18,277	16.0%	(374)	-2.0%

Total revenues	$112,337	100.0%	$114,268	100.0%	$(1,931)	-1.7%

Comparable-store revenues (“Comp”)

Total	-1.6%
Merchandise	-1.6%
Rental	-1.6%
Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended October 31,
	2009	2008
Hardback Café	16.5%	7.9%
Video Games	8.5%	-14.8%
Electronics	5.1%	8.6%
Consumables	3.8%	13.1%
Books	0.2%	1.0%
Movies	-3.1%	-5.0%
Trends	-4.1%	21.7%
Music	-10.4%	-19.5%
Prior year Comp sales have been revised to reflect current year classification of Comp sale categories. Hardback Café Comps increased 16.5% for the quarter, primarily as a result of four additional cafes open in existing stores during the quarter, as compared to the prior year, and increased sales of specialty café drinks. Video Game Comps increased 8.5% for the quarter, primarily due to strong sales of new and used video games for the Xbox 360 and Playstation 3 consoles, and increased sales of Nintendo DS games and hardware, partially offset by lower sales of older generation video games. Electronics department Comps increased 5.1% for the quarter, as a result of increased sales of MP3 players and accessories, Blu-ray DVD players, headphones and digital converter boxes, partially offset by lower sales of storage devices, including CD storage cases and recordable discs, and batteries. Consumable Comps increased 3.8% for the quarter, primarily due to increased sales of fountain drinks, and assorted gums and candies, including seasonal candy for Halloween and snacks cross-merchandised on our video rental wall. Books Comps increased 0.2% for the quarter. Increased sales of used trade paperbacks and hardbacks, and increased sales of value priced books, were offset by lower sales of new hardbacks and trade paperbacks. Movie Comps decreased 3.1% for the quarter, primarily due to lower sales of new DVDs and DVD boxed sets, partially offset by increased sales of Blu-ray DVDs. Trends Comps decreased 4.1% for the quarter, primarily due to lower sales of Webkinz plush products, collectible card games, graphic novels, and apparel, partially offset by increased sales of board games and action figures. Key drivers in apparel included bags, footwear, and eyewear. Music Comps decreased 10.4% for the quarter, primarily due to the lowering of price points on new and used CDs and a continued industry decline and reduced Music footprint in forty stores. Unit sales for Music increased 11.1% for the quarter. Merchandise Comps, excluding the sale of new music, increased 0.4% for the quarter.

Rental Comps decreased 1.6% for the quarter, primarily due to increased promotions offered during the current quarter and the lowering of thousands of movie titles in our stores to a $0.99 per week rental price point. Rental Video Game Comps increased 6.1% for the quarter while Rental Video Comps decreased 2.7%.
Gross Profit — Merchandise. For the third quarter, total merchandise gross profit dollars increased approximately $0.4 million, or 1.4%, to $29.6 million from $29.2 million for the same period last year, primarily as a result of increased merchandise margin rates, partially offset by lower merchandise revenues. As a percentage of total merchandise revenue, merchandise gross profit increased to 31.3% for the quarter compared to 30.5% for the same period in the prior year, resulting from continued improvements in inventory management.
Gross Profit — Rental. For the third quarter, total rental gross profit dollars decreased approximately $0.6 million, or 5.0%, to $11.4 million from $12.0 million for the same period in the prior year, as the result of lower rental revenues primarily due to the lowering of thousands of movie titles in our stores to a $0.99 per week price point. As a percentage of total revenue, rental gross profit decreased to 63.9% for the quarter compared to 65.8% for the same period in the prior year, primarily due to lower revenues.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 40.7% for the third quarter compared to 40.1% for the same quarter in the prior year due to deleveraging resulting from lower revenues. SG&A decreased approximately $0.2 million during the quarter, or 0.4%, to $45.7 million compared to $45.9 million for the same quarter last year. Reductions across most expense categories, resulting from improved expense management, offset increases in store occupancy costs associated with the operation of new, expanded, and relocated stores.
Interest Expense. For the third quarter, interest expense decreased approximately $0.4 million, or 66.7%, to $0.2 million, compared to $0.6 million during fiscal 2008 resulting primarily from lower interest rates, and lower average debt levels during the period. The average rate of interest charged for the quarter decreased to 1.94% compared to 4.08% for the same period in the prior year.
Tax Expense. During the third quarter, the Company recorded a discrete tax charge of approximately $0.4 million related to amended state and federal tax returns resulting from an Internal Revenue Service audit of the Company’s previously filed tax returns. During the three months ended October 31, 2008, the Company recorded a discrete tax charge of approximately $0.7 million related to an Internal Revenue Service audit of the Company’s previously filed tax returns.
Financial Results for the Nine Months Ended October 31, 2009
Revenues. Total revenues for the nine months ended October 31, 2009 decreased approximately $16.7 million, or 4.5%, to $355.2 million compared to $371.9 million for the same period in fiscal 2008. Included in fiscal 2008 was approximately $2.0 million in revenues resulting from an additional day of sales due to the leap year. Excluding this extra day of sales, total revenues for the nine months ended October 31, 2009, decreased approximately $14.7 million, or 4.0%. The following is a summary of our revenues results (dollars in thousands):

	Nine Months Ended October 31,
	2009		2008
		Percent		Percent	Decrease
	Revenues	of Total	Revenues	of Total	Dollar	Percent
Merchandise revenue	$295,896	83.3%	$308,168	82.9%	$(12,272)	-4.0%
Rental revenue	59,327	16.7%	63,702	17.1%	(4,375)	-6.9%

Total revenues	$355,223	100.0%	$371,870	100.0%	$(16,647)	-4.5%

Comparable-store revenues (“Comp”)

	Nine Months Ended October 31,
			2009
	2009	2008	(excludes leap day)
Total	-5.5%	-0.5%	-4.9%
Merchandise	-5.1%	-0.2%	-4.6%
Rental	-7.3%	-2.3%	-6.6%
Below is a summary of the Comp results for our major merchandise categories:

	Nine Months Ended October 31,
			2009
	2009	2008	(excludes leap day)
Hardback Café	13.9%	9.5%	14.5%
Consumables	3.8%	12.0%	4.5%
Electronics	0.9%	17.2%	1.5%
Trends	-0.3%	23.1%	0.1%
Books	-0.4%	1.6%	0.1%
Movies	-5.7%	0.3%	-5.2%
Video Games	-8.6%	5.4%	-8.1%
Music	-13.9%	-15.7%	-13.5%
The following discussion of merchandise and rental Comp sales excludes the additional day of sales in fiscal 2008 due to the leap year. Prior year Comp sales have been revised to reflect current year classification of Comp sale categories.
Hardback Café Comps increased 14.5% for the period, primarily as a result of increased sales of specialty café drinks and four additional cafés open in existing stores during the period, as compared to the prior year. Consumable Comps increased 4.5% for the period, primarily due to increased sales of assorted candies and gums, including sales of seasonal candy and candy and snacks cross-merchandised on our video rental wall. Electronics Comps increased 1.5% for the period, primarily resulting from strong sales of digital converter boxes, Blu-ray DVD players and MP3 players, partially offset by lower sales of refurbished iPods. Trends Comps increased 0.1% for the period. Increased sales of action figures, apparel, and board games were partially offset by lower sales of Webkinz plush products and collectible card games. Key drivers in apparel included t-shirts, licensed sports apparel, and accessories. Books Comps increased 0.1% for the period. Increased sales of value priced books, used hardbacks, and used trade paperbacks were partially offset by lower sales of new hardbacks and trade paperbacks, and magazines. Movies Comps decreased 5.2% for the period, primarily due to lower sales of new and used DVDs and DVD boxed sets, partially offset by increased sales of new and used Blu-ray movies. Video Games Comps decreased 8.1% for the period, primarily due to lower sales of video game consoles and older generation video games, partially offset by increased sales of used video games for the Microsoft XBOX 360, Sony Playstation 3 and Nintendo Wii consoles. Music Comps decreased 13.5% for the period, primarily due to the lowering of price points on new and used CDs and a continued industry decline and reduced Music footprint in forty stores. Merchandise Comps, excluding the sale of new music, decreased 2.5% during the period.
Rental Comps decreased 6.6% for the first nine months of fiscal 2009, primarily resulting from fewer rentals of DVDs and increased promotions offered during the current period, partially offset by increased rentals of Blu-ray movies and video games. Comparable promotional coupons increased significantly for the first nine months of fiscal 2009, which contributed to the decrease in Rental Comps. Rental Video Game Comps increased 5.1% for the period while Rental Movie Comps decreased 8.9%.

Gross Profit — Merchandise. For the current nine months, total merchandise gross profit dollars decreased approximately $1.1 million, or 1.2%, to $93.2 million from $94.3 million for the same period in the prior year primarily due to a decrease in merchandise revenues, partially offset by an increase in merchandise margin rates. As a percentage of total merchandise revenue, merchandise gross profit increased to 31.5% for the nine months ended October 31, 2009, compared to 30.6% for the same period in the prior year, primarily resulting from continued improvements in inventory management.
Gross Profit — Rental. For the current nine months, total rental gross profit dollars decreased approximately $3.6 million, or 8.6%, to $38.3 million from $41.9 million for the same period in the prior year as the result of lower rental revenues primarily due to the lowering of thousands of movie titles in our stores to a $0.99 per week price point. As a percentage of total rental revenue, rental gross profit decreased to 64.5% for the nine months ended October 31, 2009, compared to 65.8% for the same period in the prior year due primarily to lower revenues.
Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 37.6% for the current nine months compared to 36.0% for the same period in the prior year. SG&A decreased approximately $0.4 million during the nine months ended October 31, 2009, or 0.3%, to $133.5 million compared to $133.9 million for the same period last year. Reductions across most expense categories, resulting from improved expense management, offset increases in store occupancy costs associated with the operation of new, expanded, and relocated stores and increased advertising costs.
Interest Expense. For the current nine months, interest expense decreased approximately $0.7 million, or 46.7%, to $0.8 million, compared to $1.5 million during fiscal 2008 resulting primarily from lower interest rates and lower average debt levels during the period. The average rate of interest charged for the period decreased to 2.46% compared to 4.26% for the same period in the prior year.
Tax Expense. During the nine months ended October 31, 2009, the Company recorded a discrete tax charge of approximately $0.4 million related to amended state and federal tax returns resulting from an Internal Revenue Service audit of the Company’s previously filed tax returns. During the nine months ended October 31, 2008, the Company recorded a discrete tax charge of approximately $0.7 million related to an Internal Revenue Service audit of the Company’s previously filed tax returns.
Stock Repurchase
On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. To date, the Board of Directors has approved increases in the program totaling $22.5 million. During the third quarter of fiscal 2009, we purchased a total of 140,112 shares of common stock at a cost of $581,271, or $4.15 per share. As of October 31, 2009, a total of 3,677,245 shares had been repurchased under the program at a cost of approximately $22.6 million, for an average cost of approximately $6.15 per share. As of October 31, 2009, approximately $4.7 million remains available under the stock repurchase program.
Store Activity
Since August 17, 2009, which was the last date we reported store activity, we have had the following store activity:
•	Store closed in Ames, Iowa on October 1, 2009.

Fiscal Year 2009 Guidance
“Net loss for the third quarter was approximately $0.7 million higher then our internal forecast, which is the basis for our guidance,” said Dan Crow, Vice President and Chief Financial Officer. “Consequently, we are lowering our guidance of net earnings per share ranging from $0.37 to $0.42 to a range of $0.32 to $0.37 for the full fiscal year ending January 31, 2010. Although there is continued uncertainty in the current retail environment with respect to the holiday selling season, we are more optimistic with respect to our internal forecast for the fourth quarter then we were a quarter ago. This is based on our revenue performance during September and October and the number of new releases which are slated for the fourth quarter.”
Safe Harbor Statement
This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, as well as trends merchandise, with the rental of videos and video games in a superstore format. We currently operate 150 superstores, averaging approximately 21,000 square feet, primarily in medium-sized markets throughout the United States.
We also operate www.goHastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets
(Dollars in thousands)

	October 31,	October 31,	January 31,
	2009	2008	2009
	(unaudited)	(unaudited)

Assets
Current Assets
Cash and cash equivalents	$6,022	$4,228	$7,449
Merchandise inventories, net	179,642	188,469	147,957
Deferred income taxes	11,013	9,846	11,180
Prepaid expenses and other current assets	12,206	11,041	11,224

Total current assets	208,883	213,584	177,810

Rental assets, net	14,188	15,200	15,463
Property and equipment, net	50,728	57,381	56,585
Deferred income taxes	878	3,090	2,434
Intangible assets, net	391	391	391
Other assets	962	847	1,020

Total assets	$276,030	$290,493	$253,703

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$93,690	$90,558	$61,823
Accrued expenses and other liabilities	34,841	38,040	40,614

Total current liabilities	128,531	128,598	102,437
Long-term debt, excluding current maturities	42,291	58,914	44,507
Other liabilities	6,009	4,601	4,723
Shareholders’ equity
Preferred stock	—	—	—
Common stock	119	119	119
Additional paid-in capital	36,801	36,587	36,651
Retained earnings	77,821	75,885	79,951
Accumulated other comprehensive income (loss)	20	(55)	(67)
Treasury stock, at cost	(15,562)	(14,156)	(14,618)

Total shareholders’ equity	99,199	98,380	102,036

Total liabilities and shareholders’ equity	$276,030	$290,493	$253,703

Consolidated Statements of Earnings
(In thousands, except per share data)

	Three months ended		Nine months ended
	October 31,		October 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Merchandise revenue	$94,434	$95,991	$295,896	$308,168
Rental revenue	17,903	18,277	59,327	63,702

Total revenues	112,337	114,268	355,223	371,870

Merchandise cost of revenue	64,869	66,748	202,651	213,893
Rental cost of revenue	6,464	6,249	21,069	21,806

Total cost of revenues	71,333	72,997	223,720	235,699

Gross profit	41,004	41,271	131,503	136,171

Selling, general and administrative expenses	45,731	45,860	133,508	133,902
Pre-opening expenses	—	98	3	111

Operating income (loss)	(4,727)	(4,687)	(2,008)	2,158

Other income (expense):
Interest expense, net	(211)	(561)	(778)	(1,488)
Other, net	17	117	96	159

Income (loss) before income taxes	(4,921)	(5,131)	(2,690)	829

Income tax expense (benefit)	(1,485)	(1,475)	(560)	836

Net loss	$(3,436)	$(3,656)	$(2,130)	$(7)

Basic loss per share	$(0.36)	$(0.36)	$(0.22)	$(0.00)

Diluted loss per share	$(0.36)	$(0.36)	$(0.22)	$(0.00)

Weighted-average common shares outstanding:
Basic	9,574	10,114	9,658	10,241
Dilutive effect of stock awards	—	—	—	—

Diluted	9,574	10,114	9,658	10,241

Consolidated Statements of Cash Flows
(Dollars in thousands)

	For the Nine Months Ended
	October 31,
	2009	2008
	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(2,130)	$(7)
Adjustments to reconcile net loss to net cash provided by operations:
Rental asset depreciation expense	9,185	10,060
Purchases of rental assets	(15,805)	(21,284)
Property and equipment depreciation expense	14,327	15,018
Deferred income taxes	1,723	(6,739)
Loss on rental assets lost, stolen and defective	606	874
Loss on disposal of other assets	379	730
Non-cash stock-based compensation	224	48

Changes in operating assets and liabilities:
Merchandise inventories	(24,562)	(8,524)
Other current assets	(982)	1
Trade accounts payable	35,029	15,991
Accrued expenses and other liabilities	(5,773)	1,497
Excess tax benefit from stock option exercises	—	(132)
Other assets and liabilities, net	1,431	200

Net cash provided by operating activities	13,652	7,733

Cash flows from investing activities:
Purchases of property, equipment and improvements	(8,683)	(20,559)

Net cash used in investing activities	(8,683)	(20,559)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	(2,216)	18,298
Purchase of treasury stock	(1,018)	(3,887)
Change in cash overdraft	(3,162)	(1,797)
Proceeds from exercise of stock options	—	326
Excess tax benefit from stock option exercises	—	132

Net cash provided by (used in) financing activities	(6,396)	13,072

Net (decrease) increase in cash	(1,427)	246

Cash at beginning of period	7,449	3,982

Cash at end of period	$6,022	$4,228

Balance Sheet and Other Ratios ( A )
(Dollars in thousands, except per share amounts)

	October 31,	October 31,
	2009	2008
Merchandise inventories, net	$179,642	$188,469
Inventory turns, trailing 12 months (B)	1.91	1.65

Long-term debt	$42,291	$58,914
Long-term debt to total capitalization (C)	29.9%	37.5%

Book value (D)	$99,199	$98,380

Book value per share (E)	$10.27	$9.37

	Three Months Ended October 31,		Nine Months Ended October 31,
					2009
	2009	2008	2009	2008	(excludes leap day)

Comparable-store revenues ( F ):
Total	-1.6%	-6.5%	-5.5%	-0.5%	-4.9%
Merchandise	-1.6%	-5.1%	-5.1%	-0.2%	-4.6%
Rental	-1.6%	-13.3%	-7.3%	-2.3%	-6.6%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.

(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.

(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).

(D)	Defined as total shareholders’ equity.

(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the nine month period ended October 31, 2009 and 2008, respectively.

(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Sales via the Internet are included and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.